Exhibit 99.1

Investor and Media Contact:
A. Brian Davis
brian.davis@tengion.com
336.201.0155

Tengion Provides Business Update and Reports First Quarter 2013 Financial Results

-- Phase 1 trial of Neo-Kidney Augment™ on track for initiation in Sweden in second quarter of 2013 and in U.S. in fourth quarter of 2013 --

-- Actively recruiting for final three patients in Neo-Urinary Conduit™ trial --

WINSTON-SALEM, NC, May 15, 2013 -- Tengion, Inc. (OTCQB: TNGN), a leader in regenerative medicine, today provided a business update and reported its financial results for the first quarter ended March 31, 2013.

“We are very pleased to have achieved a significant milestone this quarter with the MPA approval for the Phase 1 trial in Sweden of the Neo-Kidney Augment. We expect to see further development of this program in the second quarter of this year with the initiation of the Phase I clinical trial in patients with Chronic Kidney Disease in Sweden and the IND filing for a Phase 1 trial in the U.S.," commented John L. Miclot, President and Chief Executive Officer of Tengion. "We also continue to actively recruit patients for the Phase I clinical trial for our Neo-Urinary Conduit and look forward to working with the FDA to plan for potential next stages. We see the advancement of our second program as indicative of the substantial value of our proprietary technology platform in regenerative medicine."

Neo-Urinary Conduit Clinical Program Update
Tengion's most advanced product candidate is the Neo-Urinary Conduit, for use in bladder cancer patients requiring a urinary diversion following bladder removal (cystectomy). The Neo-Urinary Conduit offers patients potential improvements over the standard of care, including a shorter and less complex surgical procedure, improved recovery times and faster hospital discharges, as well as no evidence of the typical post-operative co-morbidities associated with the current standard of care.

Tengion announced in January 2013 that it had successfully implanted the seventh patient in the ongoing Phase 1 clinical trial of the Neo-Urinary Conduit. The enrollment of the seventh patient allowed Tengion to train additional physicians and open three further sites at Memorial Sloan Kettering, Baylor, and the University of Michigan, bringing the total number of active clinical trials centers to five. The trial is designed to translate the surgical procedure successfully used in preclinical animal models into clinical trials with human patients, as well as to assess the safety and preliminary efficacy of the Neo-Urinary Conduit. Tengion continues to actively recruit three remaining patients in the Phase 1 trial.

Tengion has gained insights from the seven patients implanted to date including affirmation that the surgical procedure for a NUC implantation does activate urinary tissue regeneration in patients with bladder cancer, and a better understanding of the initial post-operative care required to maintain the patency and durability of the regenerated urinary tissue. Information already gained from this trial is being analyzed and will further support ongoing plans for a potential Phase 2/3 clinical trial.

Neo-Kidney Augment Program Update
In April 2013, Tengion announced the acceptance of the Company’s Clinical Trial Application (CTA) filed with the Medical Products Agency in Sweden to initiate a Phase 1 clinical trial to evaluate the safety and delivery of its second clinical program, the Neo-Kidney Augment, in patients with Chronic Kidney Disease (CKD). The Neo-Kidney Augment is being developed with the goal of using a patient’s own kidney cells to augment or replace renal function for patients with CKD who are rapidly progressing toward end stage renal disease (ESRD), and is intended to prevent or delay the need for dialysis or kidney transplant by catalyzing the regeneration of functional kidney tissue in patients with ESRD.

The Phase 1 clinical trial in Sweden will involve delivery of an active regenerative dose of Neo-Kidney Augment in patients with CKD. Tengion plans to enroll up to five patients in 2013 and will follow each patient for up to two years. Additionally, the Company plans to submit an Investigative New Drug filing for the Neo-Kidney Augment to the U.S. Food and Drug Administration during the second quarter of 2013, paving the way to initiate the U.S. Phase 1 trial in the fourth quarter of 2013 and provide initial human proof-of-concept data in 2014.

Financial Update
For the first quarter ended March 31, 2013, the Company reported an adjusted net loss of $5.5 million, or $2.02 per basic and diluted common share, compared to an adjusted net loss of $4.4 million, or $1.85 per basic and diluted common share, for the same period in 2012. The increased adjusted net loss for the 2013 period was primarily due to an increase in general and administrative expense of $0.5 million and an increase in interest expense of $1.3 million, offset in part by a decrease in research and development expense of $0.5 million.

The increase in general and administrative expense for the three months ended March 31, 2013 was primarily due to an increase in legal fees resulting from a change in corporate counsel as well as significant registration statement activity during 2013 related to securities issued in our 2011 and 2012 financings. The increase in interest expense was primarily due to amortization of $0.9 million of debt discount and deferred financing costs associated with the private placement of $15.0 million aggregate principal amount of Senior Secured Convertible Notes completed in October 2012. The decrease in research and development expense for the three months ended March 31, 2013 was primarily due to a reduction in compensation and related expenses resulting from fewer employees as compared to the three months ended March 31, 2012, as well as a reduction in external services related to the submission of a Pre-IND filing with the FDA for the Neo-Kidney Augment in March 2012.

As of March 31, 2013, the Company held $2.9 million in cash and cash equivalents. Based upon the Company's currently expected level of operating expenditures and debt repayments, and assuming it is not required to settle any outstanding warrants in cash, the Company expects to be able to fund its operations through May 2013. Tengion is actively exploring opportunities to continue its business operations as currently conducted and fund deficits in operating cash flows. If Tengion is unable to raise additional capital, it will need to suspend its business operations and will likely need to seek protection under U.S. bankruptcy laws.

About Tengion
Tengion, a clinical-stage regenerative medicine company, is focused on developing its Organ Regeneration Platform™ to harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues with the goal of delaying or eliminating the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications. An initial clinical trial is ongoing for the Company's most advanced product candidate, the Neo-Urinary Conduit™, an autologous implant that is intended to catalyze regeneration of native-like urinary tissue for bladder cancer patients requiring a urinary diversion following bladder removal. The Company also plans to initiate a Phase 1 clinical trial in Sweden during the second quarter of 2013 and in the U.S. during the fourth quarter of 2013 for the Neo-Kidney Augment™, which is designed to prevent or delay dialysis kidney transplantation by increasing renal function in patients with advanced chronic kidney disease. Tengion has worldwide rights to its product candidates.

Forward-Looking Statements
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements using words such as anticipate, expect, project, intend, plan, believe, words and terms of similar substance and any discussion of future plans, actions, or events generally identify forward-looking statements. Forward-looking statements regarding the Company include but are not limited to (i) the Company's estimates regarding expenses, future revenues, capital requirements, need for additional financing and its ability to obtain such financing; (ii) plans to develop and commercialize its product candidates, including the Neo-Urinary Conduit and the Neo-Kidney Augment; and (iii) expectations regarding ongoing and planned preclinical studies, clinical trials and related filings or submissions with regulatory authorities. Although Tengion believes that these statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there are a number of factors that may cause actual results to differ from these statements. Tengion's business is subject to significant risks and uncertainties and there can be no assurance that actual results will not differ materially from expectations. Factors which could cause actual results to differ materially from expectations include, among others: (i) the Company will need to raise additional funds through collaborative arrangements or the issuance of additional equity or debt to execute its business plan beyond May 31, 2013, or seek protection under the U.S. bankruptcy laws; (ii) the U.S. Food and Drug Administration could place the Neo-Urinary Conduit clinical trial on clinical hold; (iii) the Medical Products Agency could place the Neo-Kidney Augment clinical trial on clinical hold; (iv) patients enrolled in the Neo-Urinary Conduit or Neo-Kidney Augment clinical trials may experience adverse events, which could delay one of the clinical trials or cause the Company to terminate the development of one of its product candidates; (v) the Company may have difficulty enrolling patients in its clinical trials; (vi) data from the Company's ongoing preclinical studies, including the GLP program for the Neo-Kidney Augment, may not continue to be supportive of advancing such preclinical product candidates; and (vii) the Company may be unable to progress its product candidates that are undergoing preclinical testing into clinical trials and the Company may not be successful in designing such clinical trials in a manner that supports development of such product candidates. For additional factors that could cause actual results to differ from expectations, you should refer to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or expectations in this release.
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TENGION, INC.
(A Development-Stage Company)

Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,		Period from July 10, 2003 (inception) through March 31,
	2012	2013	2013

Revenue	$—	$—	$—

Operating expenses:
Research and development	2,694	2,180	130,140
General and administrative	1,381	1,850	49,239
Depreciation	136	83	23,691
Impairment of property and equipment	—	—	7,371
Other expense	48	30	1,900
Total operating expenses	4,259	4,143	212,341

Loss from operations	(4,259)	(4,143)	(212,341)
Interest income	7	5	8,544
Interest expense	(174)	(1,427)	(19,273)
Change in fair value of embedded derivative and derivative liability	—	(334)	610
Change in fair value of warrant liability	(523)	125	17,900

Net loss	$(4,949)	$(5,774)	$(204,560)

Basic and diluted net loss per share	$(2.09)	$(2.11)

Weighted-average common stock outstanding – basic and diluted	2,371	$2,734

TENGION, INC.
(A Development-Stage Company)

BALANCE SHEET DATA
(in thousands)
(unaudited)

	December 31, 2012	March 31, 2013
Cash and cash equivalents	$7,536	$2,857
Total assets	12,435	7,627
Derivative liability	2,449	2,786
Warrant liability	6,178	6,038
Total debt and embedded derivative, net of debt discount	11,269	11,983
Total liabilities	23,778	23,847
Total stockholders’ deficit	(11,343)	(16,220)

TENGION, INC.
(A Development-Stage Company)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)
(unaudited)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.
	Three Months Ended March 31,
	2012	2013
Net loss attributable to common stockholders – GAAP	$(4,949)	$(5,774)
Change in fair value of embedded derivative and derivative liability	—	334
Change in fair value of warrant liability	523	(125)
Other expense	48	30
Adjusted net loss	$(4,378)	$(5,535)

Shares used in computing basic and diluted net loss:
Basic and diluted	2,371	2,734

Basic and diluted net loss per share – GAAP	$(2.09)	$(2.11)
Adjustment per share	$0.24	$0.09
Basic and diluted net loss per share - adjusted	$(1.85)	$(2.02)